Exhibit 23.1

                       Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of National TechTeam,Inc. for the registration of 242,118 shares of its common stock and to the incorporation by reference therein of our report dated February 26, 1997, except for Note M as to which the date is December 12, 1997, with respect to the consolidated financial statements of National TechTeam, Inc. for the year ended December 31, 1996 included in its Current Report (Form 8-K) dated December 19, 1997, filed with the Securities and Exchange Commission.




                                            /s/ Ernst & Young





Detroit, Michigan
January 2, 1998








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